Exhibit 10.1
DANA CORPORATION EXCESS BENEFITS PLAN
ARTICLE I
DEFINITIONS
     1.1. “Benefit Payment Period” means the one of the following that applies to the particular Employee or Recipient:
     (a) For an Employee or Recipient who is receiving payments for the remainder of a term certain period, Benefit Payment Period means the remainder of such term certain period.
     (b) For an Employee or Recipient who is receiving payments for his or her remaining lifetime, the Benefit Payment Period is the Life Expectancy of the Employee or Recipient.
     (c) For an Employee or Recipient who is receiving payments for his or her remaining lifetime plus payments for the lifetime of a Contingent Annuitant, the Benefit Payment Period is the Life Expectancy of the Employee or Recipient plus an additional period to reflect the Life Expectancy of the Contingent Annuitant after the death of the Employee or Recipient.
     “Board” means the Board of Directors of the Company.
     1.3. “Change in Control” shall mean, except as otherwise stated in Sections 4.9 and 4.10 of this Plan, the first to occur of any of the following events:
     (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (c) below; or
     (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 8, 2003, constitute the Board (the “Incumbent Board”) and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on December 8, 2003 or whose appointment, election or nomination for election was previously so approved or recommended. For purposes of the preceding sentence, any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, shall not be treated as a member of the Incumbent Board; or
     (c) there is consummated a merger, reorganization, statutory share exchange or consolidation or similar corporate transaction involving the Company or an direct or indirect subsidiary of the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case unless, immediately following such Business Combination, (1) the voting securities of the Company outstanding immediately prior to such Business Combination (the “Prior Voting Securities”) continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of the Business Combination or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such Business Combination, (2) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation or the surviving entity of the Business Combination or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the securities of the Corporation or surviving entity of the Business Combination or the parent thereof, except to the extent that such ownership existed immediately prior to the Business Combination and (3) at least a majority of the members of the board of directors of the Corporation or the surviving entity of the Business Combination or any parent thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
     (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, any disposition of all or substantially all of the assets of the Company pursuant to a spinoff, splitup or similar transaction (a “Spinoff”) shall not be treated as a Change in Control if, immediately following the Spinoff, holders of the Prior Voting Securities immediately prior to the Spinoff continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Prior Voting Securities; provided, that if another Business Combination involving the Corporation occurs in connection with or following a Spinoff, such Business Combination shall be analyzed separately for purposes of determining whether a Change in Control has occurred.
     1.4. “Code” means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.
     1.5. “Company” means Dana Corporation, a corporation organized under the laws of the Commonwealth of Virginia.

     1.6. “Contingent Annuitant” means the person designated to receive retirement benefits under this Plan following the death of the Employee or a Recipient.
     1.7. “Deferred Awards” means deferred awards, earned under the Dana Corporation Additional Compensation Plan on account of long- or short-term award periods
     (a) ending on or after January 1, 1988, except as provided in paragraph (b), below, and
     (b) ending either before January 1, 1988, or on or after January 1, 1988, solely for purposes of determining the amount of the Employee’s benefit under Section 5 of Part I of Appendix E of the Retirement Plan.
     1.8 “Disabled” shall mean that the Employee is determined to be (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company.
     1.9. “Effective Date” means September 1, 1988.
     1.10. “Employee” means an individual who is a participant (including a retired participant) in a funded, defined benefit pension plan maintained by the Company, or any successor plan that may be adopted or substituted for such plan if, and only if,
     (a) the individual’s benefits under such defined benefit plan are limited by reason of the provisions of such plan that are designed to comply with the limitations imposed by Section 401(a)(17) or Section 415 of the Code; and/or
     (b) the individual is actively employed by the Company on or after September 1, 1988, and the individual’s benefits under such defined benefit plan are limited by reason of the fact that Deferred Awards are not recognized as earnings for purposes of determining the individual’s benefits under such defined benefit plan.
     1.11 “Grandfathered Benefit” means that portion of an Employee’s benefits under this Plan which had already been accrued by December 31, 2004 and was fully vested and not subject to a substantial risk of forfeiture on that date.
     1.12. “Life Expectancy” means the expected remaining lifetime based on the Mortality Table and the age at the nearest birthday of the Employee or Recipient at the date the Lump Sum Payment is made. If a joint and contingent survivor annuity has been elected, then Life Expectancy shall reflect the joint Life Expectancies of the Employee or Recipient and Contingent Annuitant.

     1.13. “Lump Sum Payment” shall be determined as set forth in paragraph (c) of Section 4.7 of the Plan.
     1.14. “Mortality Table” shall mean the Unisex Pension Plan 1984 Mortality Table (set forward one year in age) or such other pensioner annuity mortality table as the Company with the written consent of the Employee or Recipient shall determine and the associated Uniform Seniority Table for the determination of joint life expectancies, provided that for distributions with annuity starting dates after December 31, 002 the Mortality Table used for purposes of adjusting any benefit for purposes of Sections 417(e) and 415(b)(2) of the Code shall be the 1994 GAR Table prescribed in Rev. Rul. 2001-62, based upon a fixed blend of 50 percent of the unloaded male mortality rates and 50 percent of the unloaded female mortality rates underlying the 1994 Group Annuity Reserving Table, projected to 2002.
     1.15. “Net Specified Rate” shall mean the interest rate which will produce income on a tax free basis that equals the income produced by the Specified Rate net of the combined highest rates of Federal, state and local income taxes that are in effect in the jurisdiction of the Employee or Recipient on the date of payment of the Lump Sum Payment.
     1.16. “Pension Plan” means the funded, defined benefit pension plan in which an Employee was participating at the time of his termination of employment (or retirement) from the Company.
     1.17. “Plan” means the “Dana Corporation Excess Benefits Plan”, as set forth herein.
     1.18. “Plan Administrator” means the Plan Administrator appointed under the Pension Plan.
     1.19. “Retirement Plan” means the Dana Corporation Retirement Plan, as amended from time to time.
     1.20 “Specified Employee” means any Employee of the Company who was determined to be a “key employee” of the Company, within the meaning of Code section 416(i) (without regard to paragraph (5) thereof) as of the preceding specified employee identification date, pursuant to the Company’s Policy on Identifying Specified Employees adopted by the Compensation Committee of the Company’s Board, as such Policy may be amended from time to time.
     1.21. “Specified Rate” shall mean an interest rate equal to 85% of a composite insurance company annuity rate provided by an actuary designated by the Plan Administrator (and provided by such actuary as of the last month of the calendar year next preceding the calendar year in which the distribution is made), subject to the condition that the interest rate in effect for any such year may not differ from the rate in effect for the prior year by more than one-half of one percent, and also subject to the condition that any such rate shall be rounded to the nearest one-tenth of one percent (and if such rate is equidistant between the next highest and next lowest one-tenth of one percent, rounded to the next lowest one-tenth of one percent).

ARTICLE II
PURPOSE OF THE PLAN
     2.1. Purpose. This Plan as adopted effective September 1, 1988, is hereby amended effective January 1, 1998 and is intended to continue the excess benefits plan of the Company that had previously been set forth in a Resolution of the Board dated June 9, 1975.
     This Plan is amended and restated effective as of January 1, 2005 in order to comply with the requirements imposed on deferred compensation plans by Section 409A of the Code, as added by the American Jobs Creation Act of 2004. However, the new restrictions set forth in Section 4.9 below in order to comply with Code Section 409A shall not be applicable to any Grandfathered Benefit accrued under this Plan by December 31, 2004, and such Section 4.9 shall not be applicable to any Employee whose entire benefit under this Plan consists of a Grandfathered Benefit. By amending and restating this Plan, the Company does not intend to assume this Plan for purposes of Section 365 of the Bankruptcy Code, 11 USC Section 365.
ARTICLE III
ELIGIBILITY
     3.1. Eligibility. All Employees and beneficiaries of Employees eligible to receive retirement benefits from a funded, defined benefit pension plan sponsored by the Company shall be eligible to receive benefits under this Plan in accordance with Article IV, regardless of when the Employee may have terminated employment or retired (except as otherwise specified by Article IV).
ARTICLE IV
BENEFITS
     4.1. Basic Benefit.
     (a) An Employee who, on or after September 1, 1988, terminates active employment or retires from active employment with the Company shall be entitled to receive a lump sum payment equal to the excess (if any) of:
     (i) the total of the lump sum benefits that the Employee would have received from all Company-sponsored, funded, defined benefit pension plans in which he was a participant, determined without regard to the limitations on such benefits imposed by such plans in order to comply with the limitations imposed by Section 401(a)(17) and Section 415 of the Code and, in the case of an Employee who is actively employed by the Company on or after September 1, 1988, and solely for purposes of the benefits payable from the Retirement Plan (but not for purposes of any benefits payable pursuant to the second paragraph of Section 14 of Part I of Appendix E of the Retirement Plan), determined without regard to the provisions of the Retirement Plan that exclude Deferred Awards under the Dana Corporation Additional Compensation Plan from the definition of earnings under the Retirement Plan, and determined, except as provided in Section 4.1(e) hereof, on the basis of the

Mortality Table and the interest rate equal to the average annual yield on 30-year Treasury securities at constant maturity published in the Federal Reserve Statistical Release effective for the November preceding the beginning of the calendar year in which the first benefit payment is to be made, over
     (ii) the total of the lump sum benefits that he is entitled to receive from such Company-sponsored, funded, defined benefit pension plans, determined on the basis of the assumption that the Employee’s benefits under such plans are paid in the form of a lump sum benefit, payable as of the Employee’s date of retirement under the Pension Plan and determined, except as provided in Section 4.1(e) hereof, on the basis of the Mortality Table and the interest rate equal to the average annual yield on 30-year Treasury securities at constant maturity published in the Federal Reserve Statistical Release effective for the November preceding the beginning of the calendar year in which the first benefit payment is to be made.
     (b) Subject to the provisions of Section 4.2 hereof, and, if applicable, Section 4.9(b) hereof, the benefit payable pursuant to paragraph (a) of this Section 4.1, shall be paid in the form of a lump sum payment, payable as of the Employee’s date of retirement under the Pension Plan or as soon thereafter as may be reasonably practical (but in no event later than the end of the calendar year which includes the Employee’s date of retirement, or, if later, the fifteenth day of the third calendar month after such date of retirement).
     (c) If an Employee eligible for a benefit under the Plan dies before the date as of which such benefit is scheduled to be paid hereunder, a lump sum benefit shall be paid to the Employee’s surviving spouse (if any), as of the earliest month (if any) in which the spouse’s benefits could commence under the Pension Plan or as soon thereafter as may be reasonably practical (but in no event later than the end of the calendar year which such month, or, if later, the fifteenth day of the third calendar month after the Employee’s date of death). The amount of such benefit shall be a lump sum payment equal to the excess (if any) of:
     (i) the total of the lump sum benefits that the spouse would have received from all Company-sponsored, funded, defined benefit pension plans in which the Employee was a participant but for the limitations on benefits imposed by such plans in order to comply with the limitations imposed by Section 401(a)(17) and Section 415 of the Code and, in the case of an Employee who is actively employed by the Company on or after September 1, 1988, and solely for purposes of the benefits payable from the Retirement Plan (but not for purposes of any benefits payable pursuant to the second paragraph of Section 14 of Part I of Appendix E of the Retirement Plan), determined without regard to the provisions of the Retirement Plan that exclude Deferred Awards under the Dana Corporation Additional Compensation Plan from the definition of earnings under the Retirement Plan, and determined on the basis of the Mortality Table and the interest rate equal to the average annual yield on 30-year Treasury securities at constant maturity published in the Federal Reserve Statistical Release effective for the November preceding the beginning of the calendar year in which the first benefit payment is to be made, over

     (ii) the total of the lump sum benefits that the spouse is entitled to receive from such Company-sponsored, funded, defined benefit pension plans, determined on the basis of the assumption that the spouse’s benefits under such plans are paid in the form of a lump sum benefit and determined on the basis of the Mortality Table and the interest rate equal to the average annual yield on 30-year Treasury securities at constant maturity published in the Federal Reserve Statistical Release effective for the November preceding the beginning of the calendar year in which the first benefit payment is to be made.
     (d) No death benefits shall be paid hereunder with respect to an active Employee who is not married on the date of his death.
     (e) Notwithstanding the foregoing provisions of this Section 4.1, if an active Employee retires and receives a benefit under any of the following plan provisions:
     (i) Section 3.04 of the Retirement Plan;
     (ii) Section 3.04D of the Dana Corporation Retirement Income Plan, as amended by the Second Amendment to that Plan;
     (iii) Section 3.6D of the Dana Corporation Spicer Axle Salaried Pension Plan, as amended by the First Amendment to that Plan;
     (iv) Section 5.1c.v. of the Retirement Plan for Management Employees of Racine Hydraulics Division-Dana Corporation, as amended by the First Amendment to that Plan;
     (v) Section 4.6.5 of the Dana Corporation Weatherhead Division Pension Plan for Salaried Employees, as amended by the First Amendment to that Plan;
     (vi) Section 4.7.1 of the Dana Corporation Gresen Manufacturing Division Management Pension Plan, as amended by the First Amendment to that Plan; or
     (vii) Option E of Section 6.4 of the Tyrone Salaried Pension Plan, as amended by the First Amendment to that Plan, then the benefits described in Section 4.1(a)(i) and (ii), in respect of the above-described plan benefits, shall be determined on the basis of the mortality rates, interest assumptions and other factors that would be applicable to the form of payment selected by the Employee under such other plan.
     (f) Notwithstanding the foregoing provisions of this Section 4.1, benefits under this Plan shall only be based on that portion of an Employee’s 1994 and subsequent years’

Additional Compensation Plan bonus awards (whether or not deferred) as do not exceed 125% of the base salary paid to the Employee by the Company for the applicable year.
     (g) If an Employee is eligible to receive benefits under another nonqualified deferred compensation plan with respect to any period of service, and the other plan replaces benefits that are limited by the application of Section 401(a)(17) or Section 415 of the Code to a tax-qualified defined benefit plan, the Employee’s benefits under this Plan shall be reduced by the benefits received under such other nonqualified plan with respect to the same period of service.
     (h) Effective on and after June 30, 2007, the benefit payable to the Employee under Subsection 4.1(a) and the death benefit payable to the Employee’s surviving spouse under Subsection 4.1(c), if any, shall not increase by reason of any additional future service credit accruals after the June 30, 2007 date on which benefit accruals under the Pension Plan were frozen, and the Employee’s total lump sum benefits under Subsections 4.1(a)(1) and 4.1(c)(i) shall be calculated without including any benefits the Employee would have accrued under the pension formula under the relevant Pension Plan attributable to earnings, service or increases in average annual earnings after June 30, 2007 (or such later date as the freeze of the Employee’s benefit accruals under the relevant Pension Plan may take effect). The intent of this Subsection 4.1(h) is that the Employee’s benefit accruals under Subsection 4.1(a)(i) and 4.1(c)(i) shall be frozen as of the same date future service accruals under the relevant Pension Plan ceased.
     (i) Effective on and after November 1, 2007, no benefit payable to any Employee under this Plan and no death benefit payable with respect to any such Employee shall exceed the amount of the benefit which would have been payable to the Employee under the terms of this Section 4.1 of this Plan, had the Employee retired on October 31, 2007. Such benefits shall not increase by reason of any crediting of additional interest credits for periods after October 31, 2007.
     (j) Special One-Time Election to Receive Lump Sum Payouts Pursuant to Chapter 11 Plan. Notwithstanding anything else in this Plan to the contrary, any Employee who has an undistributed accrued benefit under this Plan as of November 1, 2007 and would not otherwise be entitled to receive a distribution under this Plan during 2006 or 2007, shall be entitled to elect, by filing a written election with the Vice President Human Resources of the Company before December 31, 2007, to receive a payment of his or her benefit under this Plan during 2008 (but not before the date on which the Chapter 11 Plan of Reorganization for the Company confirmed by the U.S. Bankruptcy Court takes effect) regardless of whether the Employee has terminated active employment with the Company prior to the date of payment. This payment shall be equal to the lesser of (i) the amount of the lump sum benefit calculated for the Employee under Section 4.1(a) of this Plan or (ii) the amount payable with respect to the Employee’s claim for benefits under this Plan pursuant to the terms of the Company’s Plan of Reorganization, and shall be paid in a lump sum payment (or series of lump sum payments to be completed during 2008) consisting of such payments of cash or stock as may be provided for similar unsecured claims in the terms of the Plan of

Reorganization confirmed by the U.S. Bankruptcy Court. Pursuant to IRS Notice 2005-1 Q&A-19(c), and IRS Notice 2006-79, any such election by the Employee will not be treated as a change in the form and timing of a payment subject to the 4.9(e) of this Plan and Code Section 409A(a)(4), provided that, the Participant files the election no later than December 31, 2007. With respect to a new election to change the time and form of payment made on or after January 1, 2007 and on or before December 31, 2007, the new payment election shall apply only to amounts that would not otherwise be payable in 2007.
     4.2 Form of Benefit Payments.
     An Employee eligible for a benefit under this Plan shall be entitled to receive his benefit in the form of an immediate lump sum payment. However, subject to the restrictions set forth in Section 4.9 below, the Employee may request that his benefit be paid instead pursuant to an optional form of payment that would be available for the payment of the Employee’s retirement benefit under the Pension Plan. The amount of the benefit payable pursuant to any form of payment under this paragraph (a) shall be determined by applying the mortality rates, interest assumptions and other factors prescribed by the Retirement Plan that would be applicable to the form of payment that the Employee has requested under this Plan. Any post-retirement increase in the benefits being paid to an Employee under the Pension Plan shall also be applied on a comparable basis to any monthly supplemental benefits being paid under this paragraph (a).
     In addition to the distribution options available under paragraph (a) of this Section 4.2, an Employee eligible for a benefit under this Plan may request to receive his benefit in 120 monthly installments, regardless of whether the Employee has elected this form of payment for his retirement benefit under the Pension Plan. An Employee may elect the 120-month installment benefit only if his employment with the Company terminates on or after July 1, 1988. The Employee’s lump sum benefit determined under paragraph (a) of Section 4.1 shall be converted to monthly installments using the “applicable interest rate” under Section 417(e) of the Code for the November preceding the calendar year in which the payments commence. If the Employee dies before 120 monthly payments have been made, there shall be paid to his beneficiary, commencing on the first day of the month following his death and continuing for the remainder of the 120-month period, the monthly benefit that had been paid to the Employee. No payments shall be made either to the Employee or to his beneficiary after 120 monthly payments have been made.
     (c) If the Employee requests the 120-month installment option under paragraph (b), the Employee shall designate in writing a natural person (or persons) to be his beneficiary. The Employee may not designate a trust or his estate to be his beneficiary. If an Employee designates his spouse as his beneficiary and they thereafter divorce, such designation shall be automatically revoked. The Employee may change his beneficiary designation in writing at any time before his installment payments commence, but he may not change his beneficiary designation after his payments commence. If the Employee dies after his installment payments have commenced and he is not survived by a designated beneficiary, the remaining monthly payments shall be paid to the Employee’s estate. If the

Employee is survived by a designated beneficiary, and the beneficiary dies before the complete disbursement of the payments due, the remaining monthly payments shall be paid to the beneficiary’s estate.
     (d) The Employee’s written request to receive an optional form of payment under paragraph (a) or paragraph (b) instead of an immediate lump sum must be filed with the Vice President- Human Resources of the Company before the Employee’s date of retirement under the Pension Plan, provided that any such election filed on or after January 1, 2005 shall also comply with the requirements set forth in Section 4.9 below. The request shall be granted or denied in the sole discretion of the Vice President-Human Resources of the Company. If the Employee is the Vice President-Human Resources of the Company, the duties of the Vice President-Human Resources of the Company under this Section 4.2 shall be discharged by the President of the Company.
     4.3. Time and Duration of Benefit Payments. Benefits due under the Plan shall be paid in a lump sum, except as otherwise determined pursuant to an election filed with the Vice President-Human Resources or the President of the Company pursuant to Section 4.2 hereof.
     Benefits payable under this Plan as a result of an Employee’s retirement shall be payable as of the Employee’s date of retirement under the Pension Plan or as soon thereafter as may be reasonably practical (but in no event later than the end of the calendar year which includes the Employee’s date of retirement, or, if later, the fifteenth day of the third calendar month after such date of retirement), or to the extent the provisions of Section 4.9(b) below are applicable to the Employee because the Employee is a Specified Employee, six months and one day after the Employee’s date of retirement.
     4.4. Benefits Unfunded. The benefits payable under the Plan shall be paid by the Company each year out of its general assets and shall not be funded in any manner. The obligations that the Company incurs under this Plan shall be subject to the claims of the Company’s other creditors having priority as to the Company’s assets.
     4.5. Nonalienability. The Plan Administrator may recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of an Employee’s benefit under this Plan, provided that (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code if Section 414(p) were applicable to the Plan; (b) the domestic relations order does not purport to give the alternate payee any right to assets of the Company or its affiliates; and (c) the domestic relations order does not purport to give the alternate payee any right to receive payments under the Plan before the Employee is eligible to receive such payments. If the domestic relations order purports to give the alternate payee a share of a benefit to which the Employee currently has a contingent or non-vested right, the alternate payee shall not be entitled to receive any payment from the Plan with respect to the benefit unless the Employee’s right to the benefit becomes nonforfeitable. Except as set forth in the preceding two sentences with respect to domestic relations orders, and except as required under applicable federal, state, or local laws concerning the withholding of tax, rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such supplemental benefit, whether currently or thereafter payable, shall be void.
     4.6. Successors to the Corporation. This Plan shall be binding upon and inure to the benefit of any successor or assign of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor or assign shall thereafter be deemed embraced within the term “Company” for the purposes of this Plan. Notwithstanding the foregoing, the Plan will not be assumed by the Company for purposes of Section 365 of the Bankruptcy Code, 11 U.S.C. Section 365, or assumed or maintained by any other employer which may become a successor to the Company pursuant to the terms of the Company’s Plan of Reorganization confirmed under Chapter 11 of the Bankruptcy Code..
     4.7. Change in Control. Anything hereinabove in this Article IV or elsewhere in this Plan to the contrary notwithstanding:
     (a) Lump sum payment. Upon the occurrence of a Change in Control, (i) each Employee, (ii) each former Employee and (iii) each Employee’s spouse or beneficiary following his death who is receiving benefits under the Plan (each, a “Recipient”) shall receive, on account of future payments of any and all benefits due under the Plan, a Lump Sum Payment, so that each such Employee, former Employee or Recipient will receive substantially the same amount of after-tax income as before the Change of Control, determined as set forth in paragraph (c) of this Section 4.7, provided that, effective on and after January 1, 2005, such lump sum distribution shall be limited to the Grandfathered Benefit unless the Change in Control also qualifies as a Change in Control Event as provided in Section 4.9(c) below. Subject to Section 4.9(c) below, this Lump Sum Payment shall be made during the calendar year which includes the effective date of the Change in Control.
     (b) Certain matters following a lump sum payment. An Employee who has received a Lump Sum Payment pursuant to paragraph (a) of this Section 4.7 shall, thereafter (i) while in the employ of the Company, continue to accrue benefits under the Plan, and (ii) be eligible to be paid further benefits under the Plan, after appropriate reduction in respect of the Lump Sum Payment previously received. For purposes of calculating such reduction, the Lump Sum Payment shall be accumulated with interest at the Specified Rate in effect from time to time for the period of time from initial payment date to the next date on which a computation is to be made (i.e., upon Change in Control, retirement, or other termination of employment). It shall then be converted to a straight-life annuity using the current annuity certain factor. The current annuity certain factor will be determined on the Net Specified Rate basis if this benefit payment is being made due to a subsequent Change in Control; otherwise, the Specified Rate shall be used.
     (c) Determination of lump sum payment. The Lump Sum Payment referred to in paragraph (a) of this Section 4.7 shall be determined by multiplying the annuity certain factor (for monthly payments at the beginning of each month) based on the Benefit Payment Period and the Net Specified Rate by the monthly benefit (adjusted for assumed future benefit adjustments due to Social Security and Code Section 415 changes in the Pension Plan) to be paid to the Employee or Recipient under the Plan. The date of the Change in Control shall be treated as the date of retirement for each Employee who would otherwise be eligible for retirement as of such date for purposes of calculating the Lump Sum Payment.
     4.8. Taxation. Notwithstanding anything in the Plan to the contrary, if the Internal Revenue Service determines that the Employee is subject to Federal income taxation on an amount in respect of any benefit provided by the Plan before the distribution of such amount to him, the Company shall forthwith pay to the Employee all (or the balance) of such amount as is includible in the Employee’s Federal gross income and shall correspondingly reduce future payments, if any, of the benefit. ). Except as provided in Section 4.7 with respect to payments after a Change in Control, the Company shall not reimburse the Employee or any Recipient for any tax, interest, or penalty that the Employee or Recipient owes with respect to any payment from the Plan. Effective on and after January 1, 2005, this Section 4.8 shall only apply to Grandfathered Benefits accrued under this Plan as of December 31, 2004.
     4.9 Additional Restrictions on Deferred Compensation. Effective on and after January 1, 2005, any payment of benefits under the Plan to an Employee (other than Grandfathered Benefits described in Subsection 4.9(e) below) shall be subject to the additional restrictions imposed pursuant to Code Section 409A set forth in the following Subsections 4.9 (a), (b), (c), (d) and (e).
     (a) Restriction on In-Service Distributions. No benefits payable to an Employee under this Plan shall be distributed earlier than
     (i)   the date of the Employee’s separation from service with the Company [as this term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder],
(ii)	the date the Employee becomes Disabled,

(iii)	the date of the Employee’s death,

(iv)	a specified time (or pursuant to a fixed schedule) specified under the Plan (including pursuant to an election under Section 4.1(j) of the Plan); or

(v)	a Change in Control, but only to the extent provided in Subsection 4.9(c) below and regulations under Section 409A of the Code.
     (b) Additional Restriction on Distributions to Specified Employees. Notwithstanding Section 4.2 above, on or after January 1, 2005, if at the time a benefit would otherwise be payable to an Employee under this Plan, the Employee is a “Specified Employee” [as defined in Section 1.20 above], the distribution of the Employee’s benefit may not be made or commence until six months and one day after the date of the Employee’s separation from service with the Company [as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder], or, if earlier the date of death of the Employee. Any payments not made to the Employee during the six-month period shall be made to the Employee, along with interest at the rate credited under the Pension Plan for the same period, six months and one day after the date of the Employee’s separation from service with the Company (or as soon thereafter as may be reasonably practical). This Subsection 4.9(b) shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market.
     (c) Payments on a Change in Control. If a Change in Control occurs on and after January 1, 2005 (the effective date of the termination of this Plan), the immediate lump sum benefit payable to an Employee pursuant to Section 4.8 above shall be limited to the Employee’s Grandfathered Benefit (if any) except to the extent that such Change in Control also satisfies the requirements for a Change in Control Event, as described in Treasury Regulation Section 1.409A-3(i)(5), with respect to the Employee.
     (d) No Linkage to Benefit Elections under Qualified Plan. Notwithstanding any other provision of this Plan to the contrary, effective on and after January 1, 2008, the Employee may not elect to receive the benefits payable to the Employee under this Plan in optional forms of benefit payment other than a lump sum payment, as provided for in Section 4.2. After December 31, 2007, the Plan Administrator shall disregard any Employee’s election to receive his benefits under this Plan in the same optional form of payment in which his benefits under the Pension Plan are to be paid, except to the extent such election relates only to a Grandfathered Benefit.
     (e) Restrictions on Subsequent Elections. Except as provided in Section 4.1(j) above, any request or election to change the form in which an Employee’s benefits under this Plan are distributed filed with the Company on or after January 1, 2005 shall be given effect only if it satisfies the following conditions:
     (i) such request or election may not take effect until at least 12 months after the date on which the election is filed with the Company pursuant to Section 4.2 above; and
     (ii) in the case of any request or election to change the timing of payment for a benefit from this Plan (other than a benefit payable as result of the Employee’s death), the first payment made pursuant to such an election may not be made prior to the end of the period of 5 years from the date such payment would otherwise have been made.
     (f) Grandfathered Benefits. For periods between January 1, 2005 and the November 1, 2007 effective date of Section 4.1(j), the restrictions imposed by this Section 4.9 shall not apply to that portion, if any, of the benefits payable to an Employee who had a non-forfeitable right to receive benefits under this Plan by December 31, 2004 which does not exceed the Employee’s Grandfathered Benefit.

     (g) Interpretation. This Section 4.9 has been adopted only in order to comply with the requirements added by Section 409A of the Code. This Section 4.9 shall be interpreted and administered in a manner consistent with the requirements of Code Section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Section 409A. This Section 4.9 is not intended to restrict the operation of this Plan in any manner not necessary to avoid adverse tax consequences under such Section 409A of the Code.
     4.10 Change in Control Events
     (a) Effective on and after January 1, 2005, for purposes of Section 4.9(c) and other provisions of this Plan, a “Change in Control Event” shall mean a “Change in Ownership” as defined in subsection 4.10(b) below, a “Change in Effective Control” as defined in Subsection 4.10(c) below, or a “Change in Ownership of a Substantial Portion of Assets” as defined in Subsection 4.10(d) below. This Section 4.10 has been adopted only in order to comply with the requirements added by Section 409A of the Code, and shall be interpreted and administered in a manner consistent with the requirements of Code Section 409A, together with Treasury Regulation Section 1.409A-3(i)(5) and any other regulations or guidance which may be published by the Treasury Department or Internal Revenue Service from time to time interpreting such Section 409A.
     (b) Change in Ownership. For purposes of Section 4.9 and this Section 4.10, a “change in the ownership” of the Company occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v) or any successor regulation), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of subsection 4.10(c) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.
     (c) Change in the Effective Control. For purposes of Section 4.9 and this Section 4.10, a change in the effective control of the Company occurs on the date that either –
     (i) Any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v) or any successor regulation), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or
     (ii) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.
     In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a Company will not have occurred.
     (d) Change in the Ownership of a Substantial Portion of the Company’s Assets. For purposes of Section 4.9 and this Section 4.10, a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     (e) Exclusion of Transfers to Related Parties. There is no Change in Control Event under this Subsection 4.10(d) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to
     (i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
     (ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
     (iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
     (iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).
For purposes of this paragraph and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.
ARTICLE V
AMENDMENT, TERMINATION AND INTERPRETATION
     5.1. Amendment and Termination. The Company reserves the right, by action of the Board, to amend, modify or terminate, either retroactively or prospectively, any or all of the provisions of this Plan without the consent of any Employee or beneficiary; provided, however, that no such action on its part shall adversely affect the rights of an Employee and his beneficiaries without the consent of such Employee (or his beneficiaries, if the Employee is deceased) with respect to any benefits accrued prior to the date of such amendment, modification, or termination of the Plan if the Employee has at that time a non-forfeitable right to benefits under a funded, defined benefit pension plan sponsored by the Company.
     Notwithstanding the foregoing, effective on and after January 1, 2005, no payment of benefits under this Plan (other than Grandfathered Benefits) to any Employee or beneficiary shall be accelerated as the result of any termination or amendment of the Plan except to the extent that (a) the Plan is being terminated with the explicit approval of a U.S. bankruptcy court pursuant to Section 503(b)(1)(A) of the U.S. Bankruptcy Code, (b) the Company is terminating the Plan as a result of a Change in Control Event (as defined in Section 4.10 above) within the period beginning 30 days prior to and ending 12 months after the effective date of the Change in Control Event, or (c) such accelerated payment may otherwise be permitted under Treasury Regulation Section 1.409A-3(j)(5).
     5.2. Interpretation. The Plan Administrator shall have the discretionary authority to interpret the Plan and to decide any and all matters arising hereunder; including but not limited to the right to remedy possible ambiguities, inconsistencies or omissions by general rule or particular decision In addition, any interpretations and decisions made by the Plan Administrator shall be final, conclusive and binding upon the persons who have or who claim to have any interest in or under the Plan.
     5.3 Impact of Bankruptcy Reorganization. Effective on and after March 3, 2006, no benefits shall be paid to any Employee under this Plan except to the extent that payment of such benefit (a) has been expressly approved by the US Bankruptcy Court or (b) is permitted by the terms of the Company’s Chapter 11 Plan of Reorganization. To the extent a participating Employee would otherwise have been entitled to receive a benefit payment under this Plan during 2006 or 2007, but the Company was not able to complete such payment by reason of the restrictions on payment of unsecured claims imposed on the Company as a result of its bankruptcy filing, the participant shall be entitled to receive a payment from the Company in settlement of any and all claims the participant may have with respect to such benefit, at the time and in the manner prescribed by the terms of the Plan of Reorganization confirmed by the U.S. Bankruptcy Court.

          IN WITNESS WHEREOF, Dana Corporation has executed this amended and restated Plan as of this 13th day of November, 2007.

DANA CORPORATION

By: /s/ R B Priory

/s/ V P Boyd
Witness